APPENDIX 4E Life360, Inc. Annual Report 1. Company Details Name of entity: Life360, Inc. ARBN: 629 412 942 Reporting period: For the year ended 31 December 2022 Previous period: For the year ended 31 December 2021 2. Results for announcement to the market (U.S. $000’s) Revenues from ordinary activities up 103 % to $ 228,305 Loss from ordinary activities after tax attributable to the owners of Life360, Inc. up 173 % to $ (91,629) Loss attributable to the owners of Life360, Inc. up 173 % to $ (91,629) Adjusted loss from ordinary activities after tax* up 155 % to $ (37,903) Dividends No dividends were paid or declared. *The presentation of Adjusted loss from ordinary activities after tax excludes stock-based compensation and non- recurring adjustments as it provides the best measure to assess the performance of the Company. Refer to Section 5 for a reconciliation of Net loss to Adjusted loss from ordinary activities after tax. 3. Net tangible assets 31 December 2022 31 December 2021 (U.S.$) (U.S.$) Net tangible assets per ordinary security $ 0.30 $ 1.17 The Net tangible assets per ordinary security is defined as the stockholders’ Equity per CHESS Depositary Interests (CDIs) issued. The common stock; CDI ratio is 1:3. 4. Details of entities over which control has been gained during the period On January 5, 2022, the Company acquired Tile, Inc (“Tile”), a smart location company whose products include a Bluetooth enabled device and related accessories that work in tandem with the Tile application to enable its customers to locate lost or misplaced objects. Contribution to loss (Unaudited) 31 December 2022 31 December 2021 (U.S. $000’s) Loss from ordinary activities after tax $ (33,090) $ (15,275) Details of associates and joint venture entities None noted. 5. Other The consolidated financial statements for the year ended 31 December 2022 have been audited and prepared in accordance with United States Generally Accepted Accounting Principles. The consolidated financial statements were subject to an audit by BDO USA, LLP and their report is included as part of the Annual Report on Form 10-K.

The following table represents a reconciliation of GAAP Net loss (audited) to Non-GAAP Adjusted loss from ordinary activities after tax (unaudited): Year Ended December 31, 2022 2021 (U.S. $000’s) Net loss $ (91,629) $ (33,557) Stock-based compensation 34,680 11,938 Form 10 and IPO related costs 3,766 — Acquisition and integration costs 11,949 2,744 (Gain)/loss on revaluation of contingent consideration (5,279) 3,600 Amortization attributable to intangible assets in connection with acquisitions 8,610 414 Adjusted loss from ordinary activities after tax $ (37,903) $ (14,861) Non-GAAP Financial Measure: Adjusted Loss from Ordinary Activities after Tax Adjusted loss from ordinary activities after tax is defined as net loss, excluding (i) stock-based compensation, (ii) Form 10 and IPO related costs, (iii) acquisition and integration costs, (iv) (gain)/loss on revaluation of contingent consideration, and (v) amortization attributable to intangible assets in connection with acquisitions. The above items are excluded from net loss because these items are non-cash in nature, or because the amount and timing of these items are unpredictable, are not driven by core-results of operations and render comparisons with prior periods and competitors less meaningful. This non-GAAP financial measure is presented for supplemental informational purposes only, should not be considered a substitute for or superior to financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies. As such, you should consider this non-GAAP financial measure in addition to other financial performance measures presented in accordance with GAAP, including various cash flow metrics, net loss and our other GAAP results.